Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT, dated as of January 5, 2009 (this “Agreement”), is entered into by and between XO Holdings, Inc., a Delaware corporation (the “Company”), and Daniel J. Wagner (“Employee”).
     WHEREAS, the Company desires to hire Employee as the President — Business Services Sales and Marketing of the Company (or substantially similar sales and marketing position), effective as of the Effective Date (as defined below), subject to the terms and conditions contained herein.
     WHEREAS, Employee understands and accepts the terms and conditions of employment as set forth herein and desires to be so employed by the Company in such capacity.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Employment
(a)	Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ Employee and Employee hereby agrees to become so employed. During the Term of Employment (as defined below), Employee shall be employed in the position of President — Business Services Sales and Marketing of the Company (or substantially similar sales and marketing position) reporting to the Chief Executive Officer of the Company (the “CEO”), the Chairman of the Board of Directors of the Company (the “Chairman”) and/or the Board of Directors of the Company (the “Board”), and shall perform such reasonable and lawful duties as are specified from time to time by the CEO, the Chairman and/or the Board, provided, that in any dispute over whether any such directions were “reasonable”, Employee shall bear the burden of proof in any applicable proceedings.

(b)	During the Term of Employment, Employee shall devote substantially all of his professional attention, on a full time basis, to the business and affairs of the Company and shall use his best efforts to advance the best interest of the Company and shall comply with all of the policies of the Company, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality, insider trading and business ethics as are from time to time in effect (collectively, the “Policies”).

(c)	During the Term of Employment, Employee hereby agrees that his services will be rendered exclusively to the Company and Employee shall not directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person (as defined below) as an employee, advisor, member of a board or similar governing body, sole proprietor, independent contractor, agent, consultant, representative or otherwise, whether or not compensated, except as may otherwise be explicitly permitted by the Company in writing in accordance with the Policies following receipt of notice from Employee regarding any such matter. “Person” or “person”, as used in this Agreement, means any individual, partnership, limited partnership, corporation, limited liability company, trust, estate, cooperative, association, organization, proprietorship, firm, joint venture, joint stock company, syndicate, company, committee, government or governmental subdivision or agency, or other entity.

(d)	Employee’s services hereunder shall be performed by Employee in the Company’s principal executive offices, or at such other locations as the Company and Employee may mutually agree upon from time to time. In connection therewith, Employee acknowledges, agrees and understands that (i) Employee shall be physically present at Company’s principal executive offices, or at such other locations as the Company and Employee may mutually agree upon and/or such location as required by Company approved business travel, to perform such services, (ii) Employee shall be physically present at Company’s principal executive offices, or at such other locations as the Company and Employee may mutually agree upon (other than in connection with Company approved business travel) by no later than 9:00am (ET) on the first business day of each week and shall leave such offices no earlier than 5:00pm (ET) on the last business day of each week and (iii) other than in connection with any vacation of not less than of four (4) consecutive business days or any sickness or disability or other legally required leave, any paid-time-off day (e.g., vacation days) taken by Employee on a Monday or a Friday shall count as two (2) paid-time-off days in determining the number of paid-time-off days that Employee has taken in any applicable year. By way of example, if Employee has fifteen (15) remaining paid-time-off days in a particular calendar year and Employee subsequently takes a vacation commencing on a Thursday which is a business day (and takes off the following Friday and Monday, which are both business days) and returns to work on a Tuesday, Employee shall have expended five (5) paid-time-off days on this vacation (one (1) for the Thursday and two (2) for each of the Friday and the Monday) and shall have ten (10) remaining paid-time-off days in that particular calendar year.
2. Term
     The employment period of Employee hereunder shall commence on January 13, 2009 (the “Effective Date”), and shall continue through December 31, 2012 (the “Expiration Date”), unless earlier terminated as set forth in this Agreement (the “Term of Employment”); provided, however, that Employee’s employment hereunder is contingent upon the following: (i) Employee must successfully pass a background check, which will include a Motor Vehicle Report, and a Pre-Employment Drug Test (instructions for which will be provided by Company and which must be completed within 72 hours of execution of this Agreement), (ii) Employee must sign all appropriate documents included with the employment package to be provided by Company, and (iii) Company must be in receipt of documentation proving Employee’s eligibility to work in the United States. If all of the conditions contained in clauses (i), (ii) and (iii) of this Section 2 are not satisfied, in the sole and absolute discretion of the Company, then this Agreement shall be void ab initio (other than Section 9(g) which shall remain in full force and effect).

3. Compensation
     For all services to be performed by Employee under this Agreement, during the Term of Employment, Employee shall be compensated in the following manner:
     (a) Base Compensation
     The Company will pay Employee a salary (the “Base Salary”) at an annual rate of $450,000.00 per full year. The Base Salary shall be payable in accordance with the normal payroll practice of the Company and subject to all required deductions and withholdings.
     (b) Annual Bonus
     So long as Employee is employed by the Company, in good standing, at the end of each fiscal year of the Company during the Term of Employment commencing with the fiscal year ending December 31, 2009, Employee will be eligible to receive following the end of such fiscal year a cash bonus payable in accordance with the terms and conditions, including performance goals, of The XO Annual Bonus Plan (as in effect on the date of this Agreement, the “Bonus Plan”). The target amount of any such cash bonus award payable to Employee (if performance goals are achieved) for each of the fiscal years ending December 31, 2009 and ending December 31, 2010 is 70% of Employee’s then current Base Salary in the applicable fiscal year, subject to adjustment (increase or decrease) as provided in Exhibit A. The target amount of any such cash bonus award payable to Employee (if performance goals are achieved) for the fiscal year ending December 31, 2011 is $1,500,000.00, subject to adjustment (increase or decrease) as provided in Exhibit A. The target amount of any such cash bonus award payable to Employee (if performance goals are achieved) for the fiscal year ending December 31, 2012 is $2,000,000.00, subject to adjustment (increase or decrease) as provided in Exhibit A. Any such cash bonus award in respect of any such fiscal year, if due under the Bonus Plan, shall be paid within 30 days after approval by the Compensation Committee of the Board but not later than December 31 of the year following such applicable fiscal year. Subject to the foregoing, such bonus, if any, will be payable in accordance with the terms and conditions, including performance goals, of the Bonus Plan, and the normal payroll practice of the Company and subject to all required deductions and withholdings. For the avoidance of doubt, Employee’s annual bonus for the fiscal year ending December 31, 2009, if any, shall not be pro-rated and shall be calculated as if Employee had been employed as of January 1, 2009, so long as Employee reports to the Company for his employment on the Effective Date. Subject to Section 5 below, such cash bonus, if any, shall be earned by Employee (subject to the terms and conditions, including performance goals, of the Bonus Plan as provided above) if Employee is employed by the Company on the last day of the applicable fiscal year but will be paid at the same time the annual cash bonus for such fiscal year is paid to active employees of the Company.
     (c) One Time Cash Signing Bonus
     So long as Employee is employed by the Company on the Effective Date, the Company will pay to Employee within 30 days following the Effective Date a one-time cash bonus of $450,000.00. Subject to the foregoing, such bonus will be payable in accordance with the normal payroll practice of the Company and subject to all required deductions and withholdings.

     (d) One Time Additional Relocation Reimbursement
     (i) In order to cover Employee for the relocation expenses of Employee and his immediate family, so long as (and conditioned upon both the following clauses (x) and (y) being satisfied in full) (x) Employee is employed by the Company on the date on which Employee and his immediate family relocates within a reasonable commuting distance of the Company’s principal executive offices and (y) the full time permanent residence of Employee and his immediate family is located within a reasonable commuting distance of the Company’s principal executive offices on or prior to December 31, 2010, the Company will pay to Employee within 30 days following the date on which Employee and his immediate family relocates within a reasonable commuting distance of the Company’s principal executive offices, a one-time relocation bonus of $100,000.00. For the avoidance of doubt, the payment of any such relocation bonus is conditioned on the relocation and establishment of the full time permanent residence of Employee and his immediate family within a reasonable commuting distance of the Company’s principal executive offices on or prior to December 31, 2010 such that in the event Employee relocates within a reasonable commuting distance of the Company’s principal executive offices and establishes his permanent full time residence in such location but his immediate family does not so relocate within a reasonable commuting distance of the Company’s principal executive offices or establish its permanent full time residence in such location, in each case, on or prior to December 31, 2010, no such relocation bonus shall be payable under this Section 3(d)(i) or otherwise. Any such bonus which is payable will be so paid to Employee (subject to the terms and conditions of such payment as provided herein) in lieu of any requirements of any relocation policy or precedent the Company may have in connection therewith and in consideration of such potential payment, Employee hereby waives any rights Employee may have to otherwise participate in any such relocation policy or any entitlement with respect to any such precedent. Subject to the foregoing, such one-time relocation bonus will be payable in accordance with the normal payroll practice of the Company and subject to all required deductions and withholdings.

     (ii) From January 13, 2009 through June 13, 2009, Employee shall be allowed to commute to work to the Company’s principal executive offices (or such other location as shall be mutually agreed to by the Company and the Employee) from Rochester, New York and the Company shall reimburse the reasonable and documented travel and lodging expenses of Employee in connection therewith consistent with the Company’s travel and expense policy. Reimbursement shall be made in 2009 within 60 days following submission of appropriate documentation of the expense, which documentation shall be submitted within 30 days of incurrence of the applicable expenses, and in any event no such expenses shall be eligible for reimbursement if submitted after August 31, 2009. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, and the Employee’s right to reimbursement may not be liquidated or exchanged for any other benefit. On or prior to June 13, 2009, Employee shall relocate within a reasonable commuting distance of the Company’s principal executive offices and at all times following June 13, 2009, during the Term of Employment, Employee’s full time permanent residence shall be located within a reasonable commuting distance of the Company’s principal executive offices. Employee shall use reasonable best efforts to relocate his immediate family within a reasonable commuting distance of the Company’s principal executive offices and to establish the full time permanent residence of his immediate family within a reasonable commuting distance of the Company’s principal executive offices as promptly as reasonably practicable following the date on which Employee relocates within a reasonable commuting distance of the Company’s principal executive offices as required by this Section 3(d)(ii).
     (e) Taxes
     All amounts paid to Employee under or pursuant to this Agreement, including, without limitation, the Base Salary and any bonuses or any other compensation or benefits, whether in cash or in kind, shall be subject to federal, state and, if applicable, local or foreign tax withholding and deductions imposed by any one or more federal, state, local and or foreign governments, or pursuant to any foreign or domestic applicable law, rule or regulation.
4. Benefits/Expense Reimbursement/Paid Time Off.
     Subject to any applicable “waiting period(s)” under the Company’s group health, major medical and other benefit plans and any 401(k) plans (collectively, the “Benefit Plans”), Employee shall be eligible, during the Term of Employment, to participate in all Benefit Plans, in each case as such may be provided by the Company generally to its employees, in the Company’s sole and absolute discretion from time to time, subject to and on a basis consistent with the terms, conditions, and overall administration of any such Benefit Plans, and subject to satisfaction of any eligibility, vesting or other terms and conditions set forth in any applicable governing plan documents in respect of any such Benefit Plans. Employee shall be entitled to reasonable reimbursement of reasonable and documented business expenses incurred on behalf of the Company, in accordance with the Company’s standard policies and procedures in respect thereof. Subject to Section 1(d) above, Employee shall be entitled to twenty (20) paid-time-off days (e.g., vacation days) per year to be accrued and used in accordance with the Company’s standard policies and procedures in respect thereof.

5. Termination of Employment
     The Term of Employment and the employment of Employee hereunder shall end, on the first to occur of any of the following (each a “Termination Event”):
(a)	The Expiration Date;

(b)	The: (i) death of Employee or (ii) reasonable determination of the Company that Employee has become physically or mentally incapacitated so as to be substantially unable to perform the essential functions of Employee’s duties to the Company for 90 consecutive days or 90 days in any twelve-month period, even with reasonable accommodation;

(c)	The discharge of Employee by the Company, regardless of whether for Cause or not for Cause;

(d)	The discharge of Employee by the Company in connection with the Company’s Business Services Unit’s failure to achieve at least 70% of Employee’s annual sales target in any given fiscal year during the Term of Employment (such sales target to be established by the CEO or the Board (and to be based on the overall revenue targets for the Company) and communicated to Employee on or before the end of the first quarter of such fiscal year); provided, however, that, with respect to any year, any such discharge by the Company must occur within the first 120 days of the Company’s fiscal year immediately following the applicable year in which the Company’s failure to achieve at least 70% of Employee’s annual sales target occurred; or

(e)	The resignation of Employee, regardless of whether for Good Reason or not for Good Reason. “Good Reason” means, without Employee’s prior written consent, (i) any material diminution in Employee’s title, position, duties or responsibilities as provided in this Agreement, (ii) any relocation of the worksite of Employee in the Company’s principal executive offices further than 100 miles from such work site or (iii) material breach of this Agreement by the Company which material breach remains uncured (if curable) for a period of 30 days following the date Employee provides written notice to the Company detailing such material breach; provided, that Employee agrees to provide the Company with not less than 60 days prior written notice of any such resignation (whether for Good Reason or for no reason) or the existence of any condition which Employee believes gives rise to “Good Reason”, in which event the Company may, in its sole and absolute discretion, declare such resignation to be effective immediately or at any other day following receipt of such notice.
     The Company may discharge Employee at any time, for any reason or no reason, with or without Cause. As used in this Agreement, “Cause” means: (i) dishonesty detrimental to the best interests of the Company or any of its affiliates; (ii) willful conduct of Employee involving any immoral acts which is reasonably likely to impair the reputation of the Company or any of its affiliates; (iii) willful disloyalty to the Company or the Board, (iv) willful refusal or failure of Employee to obey the reasonable and lawful directions of the CEO, the Chairman and/or the Board; provided, that in any dispute over whether any such directions were “reasonable”, Employee shall bear the burden of proof in any applicable proceedings, (v) neglect of duties and responsibilities, in any material respect, assigned to Employee,

(vi) commission of, or indictment for, a felony or conviction or plea of nolo contendere to a misdemeanor (other than a traffic violation) punishable by imprisonment under federal, state or local law, (vii) the engagement by Employee in the act of sexual harassment, (viii) the repeated use by Employee of a controlled substance without a prescription or the repeated use of alcohol which impairs Employee’s ability to carry out his duties and responsibilities, (ix) the material violation, as determined by the Company, based on the advice of its counsel, by Employee of any securities or employment laws or regulations, (x) material violation by Employee of any of the Company’s policies, (xi) material breach of this Agreement by Employee, including the representations, warranties and covenants of Employee set forth in Section 9(h), or any other agreement or documents entered into by the Company and Employee substantially simultaneously with the execution of this Agreement which material breach remains uncured (if curable) for a period of 30 days following the date the Company provides written notice to Employee detailing such material breach; provided, however, that any breach of Section 1(d) hereof by Employee shall be deemed not curable and Employee shall have no right to cure such breach, or (xii) embezzlement of funds and/or material misappropriation of property of the Company or any of its affiliates, or any act involving fraud with respect to the Company or any of its affiliates.
6. Effect of Termination of Employment
     In the event of termination of Employee’s employment hereunder, all rights of Employee under this Agreement, including all rights to compensation, shall end and Employee shall only be entitled to be paid (i) any amounts of Employee’s Base Salary previously earned (to the extent accrued and unpaid), payable in a cash lump sum amount within 30 days of the applicable date of termination, (ii) in accordance with the Company’s policy, unreimbursed business expenses of Employee, payable in a cash lump sum amount within 60 days of the applicable date of termination, (iii) in accordance with the Company’s policy, any amounts payable on account of accrued but unused vacation, payable in a cash lump sum amount within 30 days of the applicable date of termination, (iv) in the event Employee is terminated by the Company without Cause, resigns for Good Reason or Employee’s employment hereunder is terminated pursuant to Section 5(b) above, any amounts of Employee’s annual cash bonus previously earned in the fiscal year immediately preceding such termination (to the extent accrued and unpaid), payable in a cash lump sum amount within 90 days of the applicable date of termination (for the avoidance of doubt, no such amounts shall be payable under this Section 6(iv) in the event Employee is terminated for Cause or resigns without Good Reason), (v) in the event Employee is terminated by the Company without Cause (other than in the event Employee’s employment hereunder is terminated pursuant to (A) Section 5(b) above, in which case Employee shall not be entitled to any payments pursuant to this Section 6(v) or Section 6(vi) below, or (B) Section 5(d) above, in which case Employee shall not be entitled to any payments pursuant to this Section 6(v)), or resigns for Good Reason, a one-time severance payment in an amount equal to the greater of (x) 200% of Employee’s then current annual Base Salary and (y) the amount equal to the annual cash bonus under the Bonus Plan with respect to the applicable fiscal year in which the termination of employment occurs that Employee would have earned if Employee had been employed for the full applicable fiscal year (but only if applicable performance goals are actually achieved) multiplied by a fraction the numerator of which shall be equal to the number of days of such fiscal year up to and including the date of such termination and the denominator of which shall be 365, payable (1) in the case of any payment pursuant to clause (x) of this Section 6(v), in a cash lump sum amount (less all lawful and required deductions and withholdings) within 60 days of the applicable date of termination, but in no event later than 2-1/2 months following the end of the calendar year in which the termination occurs and (2) in the case of any payment pursuant to clause (y) of this Section 6(v), in a cash lump sum amount (less all lawful and required deductions and withholdings) when other senior executives of the Company are paid their respective cash bonuses in the year following the applicable year of termination of employment (such amount payable pursuant to this Section 6(v), the “Severance Payment”), and (vi) in the event Employee is terminated by the Company pursuant to Section 5(d) above, a one-time severance payment in an amount equal to 100% of Employee’s then current annual Base Salary, payable in a cash lump sum amount (less all lawful and required deductions and withholdings) within 60 days of the applicable date of termination (a “Below 70% Severance Payment”), but in no event later than 2-1/2 months following the end of the calendar year in which the termination occurs; provided, that, Employee shall only be entitled to be paid any such Severance Payment or Below 70% Severance Payment, as applicable, if and when, (x) Employee executes and delivers to the Company a release agreement in favor of the Company, its affiliates and their respective officers, directors, employees, agents and equity holders in respect of Employee’s employment with the Company and the termination thereof in the form substantially as set forth in Exhibit B attached hereto and as then provided by the Company to Employee and executes any other document or agreement reasonably requested by the Company and (y) such release agreement, once executed by Employee and delivered to the Company, becomes irrevocable and final under the applicable law. Such release shall be delivered to Employee by the Company within ten (10) days of the applicable date of termination (the date of such delivery, the “Delivery Date”) and executed by Employee and delivered to the Company, and shall be effective and irrevocable (subject to the 7 day revocation period provided in such release), within 45 days of the Delivery Date, and if Employee fails to so provide the Company with such an effective and irrevocable release (subject to the 7 day revocation period provided in such release) within such 45-day period, Employee shall have no right to any severance payments of whatever nature.1
     For the avoidance of doubt, (i) if the Term of Employment expires and Company and Employee do not mutually agree to extend the Term of Employment, such expiration shall in no event be deemed a termination of employment without Cause or a resignation of Employee for Good Reason or a termination pursuant to Section 5(d) above and Employee shall not be entitled to any Severance Payment or Below 70% Severance Payment in connection therewith and

[1]	For the avoidance of doubt, (i) in no event shall Employee be entitled to both the Severance Payment and the Below 70% Severance Payment, and (ii) in the event Employee is terminated pursuant to Section 5(d) above, Employee shall be entitled to receive the Below 70% Severance Payment but not the Severance Payment. By way of example, if Employee is terminated by the Company without Cause but the Company’s Business Services Unit achieved at least 70% of Employee’s applicable annual sales target prior to such termination as provided in Section 5(d), Employee shall be entitled to receive the Severance Payment but not the Below 70% Severance Payment. However, if Employee is terminated by the Company without Cause and the Company’s Business Services Unit had not achieved at least 70% of Employee’s applicable annual sales target prior to such termination as provided in Section 5(d), Employee shall be entitled to receive the Below 70% Severance Payment but not the Severance Payment.

(ii) coverage under all of Company’s benefit plans and programs in which Employee is eligible to participate under Section 4 above will terminate as of the date on which this Agreement terminates as provided in Section 5 above, except to the extent expressly provided otherwise in such plans, programs, or under applicable law. In addition, in the event the Term of Employment expires and the Company and Employee do not mutually agree to extend the Term of Employment but Employee remains employed by the Company, Employee will be an at will employee of the Company and such employment of Employee will be subject to any terms and conditions determined by the Company, in its sole and absolute discretion.
     Notwithstanding any other provision in this Agreement, upon termination of Employee’s employment with the Company for any reason or no reason, unless otherwise requested by the Company, Employee shall immediately resign from any and all positions that he holds or has ever held with the Company and any affiliated entity, including without limitation, to the extent applicable, the boards (and committees thereof) of the Company and any such affiliates. Employee hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but Employee shall be treated for all purposes as having so resigned upon termination of employment with the Company, regardless of when or whether Employee executes any such documentation.
     Notwithstanding any other provision in this Agreement, upon termination of Employee’s employment with the Company for any reason or no reason, Employee shall deliver to the Company (and will not keep in his possession, custody or control, or recreate or deliver to any other Person) any and all devices, records, recordings, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, computer materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded), belonging to the Company, its affiliates or any of their respective successors or assigns, or any other physical recordation or embodiment of any Confidential Information (as defined below). Employee further agrees that any property situated on the Company’s premises and owned by the Company or any affiliate thereof, including computer disks and other digital, analog or hard copy storage media, drives, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Employee further agrees to make any personally-owned computer disks and other digital, analog or hard copy storage media, drives, or devices available to the Company for inspection to ensure that Company-owned (or Company affiliate-owned) data have been permanently removed from any such personally-owned equipment.
     In the event of any Termination Event, Employee shall be under no obligation to seek other employment in order to receive the payments, if any, due to Employee under this Section 6 and there shall be no offset against amounts due Employee under this Section 6 on account of any compensation attributable to any subsequent employment that he may obtain except as specifically provided in this Section 6.
7. Non-Disclosure; Non Disparage; Inventions
     (a) During the Term of Employment and at all times thereafter, (i) Employee shall keep confidential and hold in a fiduciary capacity for the benefit of the Company and each of its affiliates, all secret, proprietary or confidential information, knowledge or data, including, without limitation, trade secrets, sources of supplies and materials, customer lists and their identity, designs, production and design techniques and methods, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, processes, technologies, and any intellectual property relating to the business of the Company or its affiliates, and their respective businesses, (“Confidential Information”). Simultaneously with Employee’s execution of this Agreement, Employee has executed and delivered to the Company the Company’s Employee Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”), and Employee covenants and agrees to comply with the terms and conditions thereof. Employee understands and agrees that any breach of such Confidentiality Agreement shall be deemed to be a breach of this Agreement for all purposes hereunder.
     (b) During the Term of Employment and at all times thereafter, Employee also agrees to keep confidential and not disclose any personal information regarding any controlling Person of the Company, including Carl C. Icahn, or any of its or his affiliates and their employees, and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement).
     (c) During the Term of Employment and at all times thereafter, Employee shall not, without the prior written consent of the Company (acting at the direction of the Board): (i) except to the extent compelled pursuant to the order of a court or other governmental body having jurisdiction over such matter (provided, however, that Employee shall first provide written notification to the Company of such order requesting disclosure, unless such notification is not permitted under the order), communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties pursuant to this Agreement; provided, however, that Employee may disclose (x) such Confidential Information that becomes generally known to the public without violation of this Section 7 or (y) Confidential Information to Employee’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance Employee’s tax, financial and other personal planning (each an “Exempt Person”), provided, further, however, that (x) such Exempt Person agrees to keep confidential and not disclose and such Confidential Information and (y) any disclosure or use of any Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 7 by Employee. Employee will reasonably assist the Company or its designee, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement.
     (d) Employee agrees not to disparage the Company, its officers, directors, or employees, Carl C. Icahn, or Related Persons, or any affiliate of any of the foregoing, in each case during and/or after his employment hereunder. For the purposes of this Agreement, “Related Persons” means: (1) Carl C. Icahn, any spouse and any child, stepchild, sibling or descendant of Carl C. Icahn; (2) any estate of Carl C. Icahn or of any person referred to in clause (1); (3) any person who receives a bequest from or beneficial interest, in any estate under clause (2); (4) any executor, personal administrator or trustee who holds such beneficial interest in the Company for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3) to the extent of such interest; (5) any Person, directly or indirectly owned or controlled by Carl C. Icahn or any other person or persons identified in clauses (1), (2), (3) or (4), and (6) any not-for-profit entity not subject to taxation pursuant to Section 501(c)(3) of the U.S. Internal Revenue Code (the “Code”) or any successor provision to which Carl C. Icahn or any person identified in clauses (1), (2), or (3) above contributes his beneficial interest in the Company or to which such beneficial interest passes pursuant to such person’s will.

8. Non-Compete
(a)	In addition to, and not in limitation of, all of the other terms and provisions of this Agreement and the Confidentiality Agreement, Employee agrees that during the Term of Employment, Employee will comply with the provisions of Section 1 above.

(b)	Employee hereby covenants and agrees with the Company and its subsidiaries that, during the Term of Employment and for a period of (i) one (1) year following the last day of the Term of Employment if Employee’s employment hereunder is terminated prior to the Expiration Date or (ii) six (6) months following the last day of the Term of Employment if Employee’s employment hereunder is terminated on or following the Expiration Date, Employee will not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is similar to or competitive with the business conducted by the Company or any of its subsidiaries, whether with respect to customers, sources of supply or otherwise.

(c)	Employee hereby covenants and agrees with the Company and its subsidiaries that, during the Term of Employment and for one (1) year thereafter, Employee shall not directly, or indirectly, for himself or for any other Person:
(i)	solicit, interfere with or endeavor to entice away from the Company or any of its subsidiaries or affiliates, any customer or client;

(ii)	attempt to direct or solicit any customer or client away from the Company or any of its subsidiaries or affiliates; or

(iii)	interfere with, entice away or otherwise attempt to induce any employee of the Company or any of its subsidiaries or affiliates to terminate his/her employment with the Company or any of such subsidiaries or affiliates.
Employee hereby represents and warrants to, and agrees with, the Company that (x) Employee has reviewed this Agreement, including this Section 8, with his attorney and (y) the enforcement of the restrictions contained in Section 7 and Section 8 (i.e., the Non-Disclosure; Non Disparage; Inventions and Non-Compete sections, respectively) would not be unduly burdensome to Employee and that such restrictions are reasonably necessary to protect the legitimate interests of the Company. Employee hereby agrees that the remedy of damages for any breach by Employee of the provisions of either of these sections will be inadequate and that the Company shall be entitled to injunctive relief, without posting any bond and Employee agrees not to oppose granting of such relief on the grounds that the damages would adequately compensate the Company. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company may have under any other provision of this Agreement or otherwise.

9. Miscellaneous
(a)	The Company agrees (i) to indemnify Employee in accordance with the Company’s Certificate of Incorporation and (ii) to continue and maintain a directors and officers’ liability insurance policy covering Employee to the extent the Company provides such coverage for its other executive officers. Notwithstanding the foregoing and for the avoidance of doubt, the Company shall be under no obligation to provide any indemnification or insurance coverage to Employee under clauses (i) or (ii) of this Section 9(a) or otherwise, in connection with any breach by Employee of Section 9(h) below or any related representation made by Employee in connection with his hiring or any willful refusal or failure of Employee to obey the reasonable and lawful directions of the CEO, the Chairman and/or the Board; provided, that in any dispute over whether any such directions were “reasonable”, Employee shall bear the burden of proof in any applicable proceedings. In connection with the foregoing, the Company agrees not to amend the Company’s Certificate of Incorporation if the result of such amendment would be to affect Employee’s indemnification rights thereunder in a manner that is materially and adversely different than the effect such amendment would have on other executive officers of the Company.

(b)	All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid or by a nationally recognized courier service such as Federal Express; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

If to the Company:

XO Holdings, Inc. 13865 Sunrise Valley Drive Herndon, Virginia 20171 Facsimile: (703) 547-2025 Attention: General Counsel

If to Employee:

At the last known principal residence address reflected in the payroll records of the Company, with a copy to:

Stewart Reifler, Esq. Vedder Price P.C. 1633 Broadway New York, New York 10019 Telephone: (212) 407-7742 Facsimile: (212) 407-7799

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

(c)	This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements, and may be amended, modified or changed only by a written instrument executed by Employee and the Company.

(d)	This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representative, heirs, distributees, successors (whether by merger, operation of law or otherwise) and permitted assigns of the parties hereto; provided, however, that Employee may not delegate or assign any of Employee’s obligations hereunder, and may not assign any of Employee’s rights hereunder, and any such purported or attempted assignment or delegation shall be null and void and of no legal effect. The Company’s affiliates and subsidiaries shall be and be deemed to be third-party beneficiaries of this Agreement. Employee hereby consents to the assignment of this Agreement by the Company to any successor in interest or other assignee.

(e)	Any unresolved dispute arising out of this Agreement shall be litigated exclusively in any court of competent jurisdiction in Fairfax County, Virginia; provided, that the Company may elect to pursue a court action to seek injunctive relief to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks, or to enforce the provisions of Sections 7 or 8 hereof, in any other court of competent jurisdiction. Each party shall pay its own costs and fees in connection with any litigation hereunder.

(f)	This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

(g)	If for any reason, other than the death or permanent physical incapacity of Employee, Employee fails to report to the Company for his employment on the Effective Date,

(i) the Company shall have no obligation to employ Employee pursuant to this Agreement or otherwise and (ii) Employee shall pay to the Company within 2 business days of the Effective Date an amount in cash equal to $250,000, by wire transfer of immediately available funds to an account designated by the Company (such payment, the “Liquidated Damages”); provided, however, that in the event any such failure to report to the Company is due to the non-permanent physical incapacitation of Employee or other extreme emergency (as determined by the Company in its reasonable judgment), no Liquidated Damages shall be payable by Employee and the Company shall employ Employee pursuant to this Agreement, in each case, if Employee reports to the Company promptly following such incapacitation or emergency but in no event later than 14 days following the Effective Date; provided, further, however, that in the event any such failure to report to the Company is due to the death or permanent physical incapacity of Employee or if the conditions contained in Section 2(i), (ii) and (iii) above are not satisfied as provided in such Section 2(i), (ii) and (iii) (in each case, other than as a result of Employee’s failure to sign the applicable documentation referred to in Section 2(ii) or Employee’s failure to provide the Company with the applicable documentation referred to in Section 2(iii)), no Liquidated Damages shall be payable by Employee and the Company shall have no obligation to employ Employee pursuant to this Agreement or otherwise. Each of Employee and the Company hereby agree and acknowledge that the Liquidated Damages are an integral part of the transactions contemplated hereby, that it would be impractical and/or extremely difficult to fix or establish the actual damage sustained by the Company as a result of any such failure to report to the Company for employment, and that the Liquidated Damages are not intended to be a forfeiture or penalty, but are intended to and shall, as provided herein, constitute and be deemed to be the reasonable and agreed upon liquidated damages of the Company in respect of the possible loss and expenses that may be incurred, including, without limitation, attorney’s fees, and shall be paid by Employee to the Company as the Company’s sole and exclusive remedy in respect of any such failure to report to the Company for employment, other than in connection with any fraud, intentional misconduct or gross negligence of Employee in connection therewith.

(h)	(i) Employee hereby represents, warrants and covenants to the Company that, other than that certain agreement, dated as of April 18, 1994, by and between Rochester Tel Telecommunications Corporation, a Delaware corporation, its subsidiaries and affiliates, and Employee (only if and to the extent such document is legally enforceable), (a) he is not a party to any contract, commitment or agreement, nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement, (b) he is free to enter into the arrangements contemplated herein, (c) he is not subject to any agreement or obligation that would limit his ability to act on behalf of the Company or any of its subsidiaries, and (d) his termination of his existing employment, his entry into the employment contemplated herein and his performance of his duties in respect thereof, will not violate or conflict with any agreement or obligation to which he is subject.

(ii) Employee hereby represents, warrants and covenants to the Company that, (a) he has not delivered to the Company any confidential or proprietary information or trade secrets of his prior employer, including any pricing information or customer lists; (b) he will not disclose to the Company any confidential or proprietary information or trade secrets of his prior employer, including any pricing information or customer lists; (c) prior to his termination of employment with his prior employer, he has not solicited, on behalf of the Company, any employee, consultant or independent contractor of his prior employer to leave his or her employment or any customer or client of his prior employer to transfer its business to the Company, (d) he has not otherwise breached any contractual or fiduciary obligations owed by him to his prior employer with respect to his departure and (e) he has delivered to the Company true and complete copies of any currently effective employment agreement, non-competition agreement, non-solicitation agreement or similar document or agreement containing similar provisions to which he is subject.

(iii) Employee shall indemnify and hold harmless the Company and its officers, directors, employees, shareholders, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (each, an “Indemnified Person”), from and against any losses, damages, liabilities or expenses in respect thereof (collectively, “Losses”), as they may be incurred, including all reasonable legal fees incurred in connection with investigating, preparing, defending, paying, arbitrating, settling or compromising any Losses, whether or not in connection with any pending or threatened litigation in which any Indemnified Person is a named party or to which any of them may become subject (including in any settlement thereof), to the extent such Losses arise out of any knowing or willful breach by Employee of any of the representations, warranties and/or covenants of Employee set forth in this Section 9(h) or any breach by Employee of any of the representations, warranties and/or covenants of Employee set forth in this Section 9(h) based on facts, circumstances or events that should have been know to Employee under the circumstances (it being understood that Employee had an obligation to the Company to engage in a due inquiry in connection therewith).

(i)	As soon as reasonably practicable following the Effective Date but in no event later than ninety (90) days following the Effective Date, Employee shall become a participant in the Change in Control Severance Plan for Certain Covered Executives (Director And Above) of XO Communications, Inc. (the “Change in Control Plan”); provided, however, that any payment which Employee is entitled to receive, or receives, under the Change in Control Plan or any other Company severance plan, agreement or arrangement shall be reduced on a dollar for dollar basis by any Severance Payment or Below 70% Severance Payment, as applicable, that Employee receives under Section 6 above and Employee forfeits any rights Employee may have to any such payments under the Change in Control Plan or any other Company severance plan, agreement or arrangement. In furtherance of the foregoing, Employee covenants and agrees to promptly return to the Company any such payments Employee receive in excess of the amount to which Employee is entitled by effect of this Section 9(i).

(j)	No term or condition of this Agreement shall be deemed to have been waived, except by a statement in writing signed by the party against whom enforcement of the waiver is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(k)	This Agreement and all of its provisions (other than the provisions of Section 3(e), Section 5, Section 6, Section 7, Section 8, and Section 9 hereof, which shall survive termination of employment of Employee) shall terminate upon termination of employment of Employee for any reason.

(l)	It is intended that the provisions of this Agreement comply with the requirements of Section 409A of the Code (“Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If under this Agreement an amount is to be paid in two or more installments, for purposes of Section 409A each installment shall be treated as a separate payment. Anything herein to the contrary notwithstanding, including, without limitation Section 3(e) hereof, to the extent a delay in payments called for under any provision of this Agreement or other modification to the timing of any payment hereunder, or a delay in the provision of any benefit or distribution of equity, if any, hereunder or otherwise, is determined to be necessary by the Company’s tax advisors to prevent imposition of an additional tax to Employee under Section 409A, then such payment, benefit or distribution shall not be made until the first date on which such payment is permitted in compliance with Section 409A(a)(2)(B)(i) and the Treasury Regulations or other interpretative guidance issued thereunder. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “voluntary termination,” “termination,” “termination of employment” or like terms shall mean Separation from Service. With regard to any provision in this Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the rights to any such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) any such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the applicable expense occurred. If Employee is a “specified employee” (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(2)) as of the Termination Date, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (y) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting Employee to additional tax, interest and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first 6 months following the Termination Date shall be paid or provided to Employee in a lump sum cash payment without interest to be made on the earlier of (x) Employee’s death or (y) the first business day of the seventh calendar month immediately following the month in which the applicable date of termination occurs. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. The Company shall have no obligation to indemnify Employee with regard to any failure to comply with Section 409A.

(m)	Employee acknowledges that he has had the assistance of independent legal counsel and tax and accounting advice in reviewing and negotiating this Agreement.

(n)	Employee shall not issue any press release or otherwise make any public statement or announcement with respect to the Company (or any affiliate thereof) or this Agreement, including without limitation, in connection with the provision of the services hereunder, without the prior written consent of the Company.

(o)	If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Employee conflicts with any provision of this Agreement, the provisions of this Agreement shall control and prevail unless expressly provided otherwise in such agreement, plan, program, policy, arrangement or other written document with specific reference to this Agreement.

(p)	This Agreement may be executed in two or more counterparts (and by facsimile), each of which shall be deemed to be an original, and all of which, taken together, shall be deemed to be one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective as of the day and year first above written.

XO HOLDINGS, INC.:
By:	/s/ Carl J. Grivner
Name: Carl J. Grivner
Title: President and Chief Executive Officer

EMPLOYEE:
By:	/s/ Daniel J. Wagner
Daniel J. Wagner

[XO Holdings, Inc. — Signature page to Daniel J. Wagner Employment Agreement]

Exhibit A
The Bonus Plan

[FORM OF RELEASE]
Exhibit B
GENERAL RELEASE OF ALL CLAIMS
     This General Release of All Claims (the “General Release”) dated as of                      ___, 20___ is made in consideration of the benefits provided to the undersigned employee (“Employee”) under the Employment Agreement by and between Employee and XO Holdings, Inc. (the “Company”), dated as of January 5, 2009 (the “Employment Agreement”). Unless otherwise defined herein, the terms defined in the Employment Agreement shall have the same defined meaning in this General Release.
     1. For valuable consideration to be paid to Employee, upon expiration of the seven day revocation period provided in Section 9 herein, as provided for in the Employment Agreement and to which he is not contractually entitled to absent the execution of this General Release, the adequacy of which is hereby acknowledged, Employee, for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and the Company’s former, present or future subsidiaries, parents, affiliates, related organizations, employees, officers, directors, equity holders, attorneys, successors and assigns as well as all Beneficial Owners (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including, without limitation, attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Employee’s employment with the Company (whether pursuant to the Employment Agreement or otherwise) or any of its affiliates and the termination of Employee’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims, and any obligations or causes of action arising from such claims, under common law including any state or federal discrimination, fair employment practices or any other employment-related statute or regulation (as they may have been amended through the date of this General Release) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, color, religion, national origin, age, gender, marital status, disability, handicap, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any claims arising under the Federal Rehabilitation Act of 1973, Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the National Labor Relations Act, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1985, and any similar state statutes, including without limitation, the Virginia Human Rights Act and the Virginians with Disabilities Act. The foregoing release and discharge also expressly includes any claims under any state or federal common law theory, including, without limitation, wrongful or retaliatory discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence. This also includes a release by Employee of any claims for alleged physical or personal injury, emotional distress relating to or arising out of Employee’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver applies to any claims or rights that may arise after the date Employee signs this General Release, but does not apply to any such claims arising out of the conduct by any Releasees that takes place after Employee signs this General Release. All of the claims, liabilities, actions, charges, causes of action, demands, damages, remuneration, sums of money, accounts or expenses described in this Section 1 shall be described, collectively as the “Released Claims”.
     2. Excluded from this General Release are any claims which cannot be waived by law. Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf. Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.
     3. Employee agrees never to sue Releasees in any forum for any Released Claims covered by the above waiver and release language, except that Employee may bring a claim under the ADEA to challenge this General Release. If Employee violates this General Release by suing Releasees, other than under the ADEA, Employee shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Employee’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.
     4. Employee acknowledges and recites that:
     (a) Employee has executed this General Release knowingly and voluntarily;
     (b) Employee has read and understands this General Release in its entirety;
     (c) Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he or she wishes with respect to the terms of this General Release before executing it;
     (d) Employee’s execution of this General Release has not been forced by any employee or agent of the Company, and Employee has had an opportunity to negotiate about the terms of this General Release and that the agreements and obligations herein are made voluntarily, knowingly and without duress, and that neither the Company nor its agents have made any representation inconsistent with the General Release;
     (e) Employee understands that he has received valuable consideration for this General Release and that therefore this General Release is legally binding and that by signing it he gives up certain rights;

     (f) Employee knowingly and voluntarily enters this general release in exchange for the benefits Employee has obtained by signing and that these benefits are in addition to any benefit Employee would have otherwise received if he did not sign this General Release; and
     (g) Employee has been offered 45 calendar days after receipt of this General Release to consider its terms before executing it.
     5. The release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company (i) to pay or provide any compensation or benefit required to be paid or provided under the Employment Agreement (subject to the terms and conditions thereof), (ii) to indemnify Employee for his acts as an officer or director of the Company, as applicable, in accordance with, and subject to, the certificate of incorporation of the Company and the policies and procedures of the Company that are presently in effect including Section 9 of the Employment Agreement, or (iii) to Employee and his eligible, participating dependents or beneficiaries under any existing welfare, retirement or other fringe-benefit plan or program of the Company in which the Executive and/or such dependents are participants, in each case subject to the terms, conditions and eligibility requirements of any such plans or programs.
     6. Any unresolved dispute arising out of this General Release shall be litigated exclusively in any court of competent jurisdiction in Fairfax County, Virginia; provided that the Company may elect to pursue a court action to seek injunctive relief in any other court of competent jurisdiction to terminate the violation of its proprietary rights, including but not limited to trade secrets, copyrights or trademarks. Each party shall pay its own costs and fees in connection with any litigation hereunder.
     7. This General Release shall be governed by, and construed in accordance with, the laws of the United States applicable thereto and the internal laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.
     8. Employee represents that he or she has returned all property belonging to the Company including, without limitation, keys, access cards, computer software and any other equipment or property. Employee further represents that he or she has delivered to the Company all documents or materials of any nature belonging to it, whether an original or copies of any kind, including any Confidential Information.
     9. Employee agrees to keep confidential the existence of the Employment Agreement, the existence of this General Release, as well as all of their terms and conditions and not to disclose to any person or entity the existence, terms and conditions of the Employment Agreement or this General Release except to his attorney, financial advisors and/or members of his immediate family provided they agree to keep confidential the existence, terms and conditions of the Employment Agreement and this General Release. In the event that Employee believes that he or she is compelled by law to divulge the existence, terms or conditions of the Employment Agreement or this General Release in a manner prohibited by the following sentence, he or she agrees to notify Company (by notifying counsel to the Company) of the basis for the belief before actually divulging such information. Employee hereby confirms that as of the date of signing this General Release, he or she has not disclosed the existence, terms or conditions of the Employment Agreement or this General Release, except as provided for herein.
     10. Employee shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, in accordance with the requirements of Section 9(a) of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.

I, Daniel J. Wagner, represent and agree that I have carefully read this General Release; that I have been given ample opportunity to consult with my legal counsel or any other party to the extent, if any, that I desire; and that I am voluntarily signing by my own free act.
PLEASE READ THIS GENERAL RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE:

Daniel J. Wagner
Date: , 20__